Filed Pursuant To Rule 433 Registration No. 333-180974 September 30, 2013

Gold and Its Role in Portfolio Construction

Presented by Robert Alderman

Managing Director – Private Investment | October 2013

Summary

Don’t Sell or Trade Your Hedge

1. No perfect foresight

2. Not rotatable

3. Hedge Asset – Cheaper Today

4. Foundation Asset which offers:

a) Diversification

b) Increased Liquidity

c) Protection against several types of risk

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Summary

Don’t Sell or Trade Your Hedge

“April” Correction was Brutal and Fast (After a 12 Year Run)

1. Market reaction to a potential U.S. recovery (along with Fed tapering), may be extreme

2. Futures experienced a short squeeze rally

3. ETF short interest continues to be at a high level; net long positions are relatively low (versus 2012)

4. Demand for physical gold is very high

5. Speculators have exited

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Summary

Don’t Sell or Trade Your Hedge

Correction was Brutal and Fast (After a 12 Year Run)

Long Term Fundamental Drivers are in Place

1. Demand

a) EMs: Strong demographics, savings rates, cultural affinity, etc.

b) Central Banks remain net buyers

c) Consumption demand is expected to rise significantly over the 3 to 5 years

d) Jewellery demand is recovering

2. Supply

a) Mine supply will likely be cut if prices remain at low levels

b) Recycled gold, (~ 1/3 supply) is likely to contract as less jewellery and coins are sold

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Who is The World Gold Council?

Founded by the world’s leading gold mining companies

Create and sustain demand for gold in major international markets

4 Primary Sectors:

-Jewellery

-Investments

-Industry

-Central Banks

Based in the UK, with operations in:

-India

-Japan

-China

-United States

Key Contributions (Investments):

-ETF (GLD)

-GAP (Indian Post Office/Reliance Capital; ICBC)

-Conflict Free Gold

-Research

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Agenda

Market Update Recent Activity in the Gold Market

Gold Fundamentals Strategic Portfolio Asset versus “Hot Dot”

Spotlight Gold’s Relationship with U.S. Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update 2012: Gold Demand Rises to Record High Value

Global gold demand(value) and the gold price (US$/oz)

US$bn US$oz

250 1,800

200 1,600

150 1,400

100 1,200

50 1,000

0 800

600

400

200

-50 0

Source: LBMA, Thomas Reuters GFMS, World Gold Council

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update Gold has experienced several pullbacks over the past decade

The gold price has previously fallen by more than 10% seven times since 2001

Gold(US$/oz) Pullback

Log scale

1,600

800 40%

30%

400 20%

10%

200

2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

Note: Days shown on the chart are trading days and exclude weekends and holidays.

Source: LBMA, Bloomberg, World Gold Council

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update What Has Driven the Latest Pullback in the Gold Price?

Macroeconomic Backdrop

Fed’s discussion of the possible reduction of asset purchases has led to a spike in 10 year yields of over 100 bps

Inflation expectations throughout the developed world have fallen during Q2

Weakness in emerging markets, particularly India and China, has led some to question whether the fundamental story is in place

Momentum

Weak sentiment exacerbated the move in the gold price

Momentum and margin related selling was partly responsible for the 10% drop between April 12th and April 15th

As a result, many tactical, non-core investors exited the market

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Market Update How Did the Market React?

From

To

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Agenda

Market Update Recent Activity in the Gold Market

Gold Fundamentals Strategic Portfolio Asset vs.. “Hot Dot”

Spotlight Gold’s Relationship with U.S. Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Diversity of Supply and Demand (2Q12 – 1Q13)

Q2’12 – Q1’13 demand by source Total: 4,427 t

Jewelry (1,913 t) 43%

Investment* (1,571 t) 35%

Technology (404 t) 9%

Central banks (527 t) 12%

*Includes bars, coins, ETFs, OTC purchases and gold stock movements t: tonnes

Source: Thomson Reuters GFMS, World gold council

Q2’12 – Q1’13 demand by source Total: 4,427 t

Mine supply** (2,852 t) 64%

Recycled gold (1,575 t) 36%

** Net of producer heading

t: tonnes

Source: Thomson Reuters GFMS, World gold council

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand

1. As current prices are close to the cost of extraction, mine exploration activities are likely to be scaled back

2. Supply coming from recycling is likely to decline due to price drop

3. New supply of gold will unlikely meet physical demand leading to the use of large wholesale bars - straining the supply chain

4. Investors could add the portfolio risk management and capital preservation benefits of gold at a lower price

Gold’s Fundamental Supply and Demand Story Remains in Place

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand

Total above ground stocks = 174,100 tonnes (US$9.6 trillion)1

2 0 .8m

20.8m

1 Based on end-2012 volume and Q4 2012 average gold price of US$1,721.8/oz

2 Includes “other fabrication” (12%) and “unaccounted for” (2%)

Note: Totals may not sum due to independent rounding.

Source: Thomson Reuters GFMS, US Geological Survey, World Gold Council

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold Fundamentals Supply and Demand

Asian Markets

-China and India represent more than half of total gold demand

-Cultural affinity to gold coupled with economic development (2020 300 MM new middle class HHs)

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset The Case for Strategic Allocation to Gold

Portfolio Risk Management

-“True” portfolio diversification

1.Lack of correlation to most other asset classes

2.Tail-risk hedging

-Moderate volatility

-Deep and liquid market

-No credit or counterparty risk

Capital Preservation

-Inflation/deflation hedging

-Currency hedging

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Gold as a Strategic Portfolio Asset Optimal Allocation: Range Between 2% and 10%

Research findings for optimal gold allocations for various portfolios*

Gold allocation

10%

8%

6%

4%

2%

0%

*These ranges depend on investor risk tolerance and portfolio composition. Assets include cash, bond, equities, gold, commodities, and in some cases other alternative investments. Results bases on research conducted by Oxford Economics, New Frontier Advisors and the World Gold Council.

Source: World Gold Council

Gold Holdings < 1% of Total Global Assets (Dec 2012)

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold 7 Interrelated Drivers

1. Currencies

2. Interest Rates

3. Short-term investment flows

4. Inflation

5. Systemic & tail risks

6. Consumer spending

7. Supply side drivers

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

ETF OTC Futures

ETF Holding

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

ETF OTC Futures

ETF Holding

Refiner Importer

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

ETF OTC Futures

ETF Holding

Refiner Importer

Wholesaler

Central Bank

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

ETF OTC Futures

ETF Holding

Refiner Importer

Wholesaler Retailer

Central Bank

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Price of Gold Market Structure

Long term impact

Short term impact Gold

Price Discovery Price

high price sensitivity

low price sensitivity

direct price impact

indirect price impact

ETF OTC Futures

ETF Holding

Refiner Importer

Wholesaler Retailer Consumers

Central Bank

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Agenda

Market Update Recent Activity in the Gold Market

Gold Fundamentals Strategic Portfolio Asset vs. “Hot Dot”

Spotlight Gold’s Relationship with U.S. Real Rates

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Gold’s Relationship with U.S. Real Rates

Higher interest rates: not necessarily adverse for gold

Influence of U.S. real interest rates has receded over time as demand has shifted from west to east

Along with interest rates, multiple factors (e.g. U.S. dollar, credit spreads, Fed balance sheet) have significant influence on gold

Low real rate environment’s have historically produced the highest return . .. .

. . .However, in a normal real rate environment, returns are in line with gold’s long term average, but volatility and correlation go down

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Spotlight Influence of US Real Rates on Gold

Gold’ return is higher in lower rate

Avg. monthly return

2.0%

1.5%

1.0%

0.5%

0.0%

-0.5%

-1.0%

-1.5%

Low (<0%) Moderate (0%-4%) high (>4%)

Real rate environment

Source: Bloomberg, World Gold Council

Rate environment

Low (<0%) Moderate (0%-4%) high (>4%)

Return 1.5% 0.7% X

Volatility 20.5% 14.1% __

Correlation 0.08 -0.06 __

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Two Flagship Publications: Gold Demand Trends and Gold Investor

Gold Demand Trends

Second quarter 2013

August 2013 WWW.gold.org

Q2 gold demand totaled 586.3 tonnes, worth US$39bn. Lower prices generated another surge in quarterly jewellery demand, most notable in India and china. Record quarterly investments in gold bars and coins was countered by sizeable outflows from ETFs as western investors reacted to a seemingly more positive outlook for the us economy and an eventual tapering of quantitative easing. Read more

Overall demands changes (Q2’13 vs Q2’12, tonnes)

Sources: Thomson Reuters GRMS, World Gold Council

Contents

Executive summary 02

Global Gold market – second quarter 2013 review 06

Lewellery 06

Investments 08

Central Bank 10

Technology 10

Supply 11

Gdd demand statistids 13

Appendix 21

Notes and definitions 25

Contributors

Louise street louise.street@gold.org

Krishna Gopaul Krishna.Gopaul@gold.org

Johan Palmberg Johan.Palmberg@gold.org

Juan Carlos Artigas JuanCarlos.Artigas@gold.org

Marcus Grubb Managing director, Investment Marcus.Grubb @gold.org

Scan with your mobile device to access our research app for investor Gold Investor

Risk Management and Capital preservation In this edition Gold and US interest rates: A reality check What drives gold?

The role of gold in defined contribution plans: Mexico case study

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013 28

Accessing the Gold Market Options to Suit Needs and Preferences

1.Coins and bars

-Bullion vs.. Numismatic

2.Gold accounts

3.Mining equities

4.Over-the-counter products

5.ETFs

6.Gold futures and options

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Accessing the Gold Market World Gold Council research – simple to access

Ease of navigation, several views available

Research app for investors – available on iPad / iPhone

To download or subscribe to our gold investment research studies:

www.gold.org/investment/research

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World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

Disclaimer

This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments.

This presentation does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this presentation. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision.

No part of this presentation may be copied, reproduced, republished, sold, distributed, transmitted, circulated, modified, displayed or otherwise used for any purpose whatsoever, including, without limitation, as a basis for preparing derivative works, without the prior written authorization of the World Gold Council.

While the accuracy of any information communicated herewith has been checked, neither the World Gold Council nor any of its affiliates can guarantee such accuracy. In no event will the World Gold Council or any of its affiliates be liable for any decision made or action taken in reliance on the information in this presentation or for any consequential, special, punitive, incidental, indirect or similar damages arising from, related to or connected with this presentation even if notified of the possibility of such damages.

Expressions of opinion are those of the author and are subject to change without notice. IBG-9769

World Gold Council | Gold and Its Role in Portfolio Construction | October 2013

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